As filed with the Securities and Exchange Commission on December 20, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVNET, INC.
(Exact name of registrant as specified in its charter)

New York	2211 South 47th Street	11-1890605
(State or other jurisdiction of	Phoenix, Arizona 85034	(I.R.S. Employer
incorporation or organization)	(Address of principal executive offices including zip code)	Identification No.)

AVNET, INC. 2010 STOCK COMPENSATION PLAN
(Full title of the plan)

David R. Birk
Senior Vice President and General Counsel
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
(480) 643-2000
(Name, address and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee(2)
Common Stock, $1.00 par value per share	7,000,000 shares	$32.91	$230,335,000	$16,422.89

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act based upon the average high and low prices for the Common Stock on December 15, 2010.

INTRODUCTION
     This Registration Statement on Form S-8 is filed by Avnet, Inc., a New York corporation (the “Registrant” or the “Company”), relating to 7,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), to be issued pursuant to the Company’s 2010 Stock Compensation Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required in Part I of this Registration Statement is included in the prospectus for the 2010 Stock Compensation Plan, which the Company has excluded from this Registration Statement pursuant to the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the U.S. Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement:
1.	the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010;

2.	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2010;

3.	the Company’s Current Reports on Form 8-K filed with the Commission on July 6, 2010 (2), July 16, 2010, July 23, 2010, August 13, 2010 (2), September 1, 2010, October 4, 2010 and November 8, 2010; and

4.	the description of the Common Stock set forth in the Company’s registration statement for such Common Stock filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for

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purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant’s file number with the Commission is 1-04224.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain matters with respect to the shares of Common Stock being registered hereunder are being passed upon by David R. Birk, Esq., whose opinion is filed as Exhibit 5.1 to this Registration Statement. Mr. Birk is Senior Vice President and General Counsel of the Registrant and the beneficial owner of 130,282 shares of the Registrant’s Common Stock, including 57,873 shares issuable upon exercise of employee stock options.
Item 6. Indemnification of Directors and Officers.
     Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.
     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.
     Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL.
     Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.
     Article VII of the Registrant’s Restated Certificate of Incorporation provides as follows:
     No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, provided that nothing contained in this Article VIII shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the Business Corporation Law. No amendment, modification or repeal of this Article VIII shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
     Section 6.6 of the Registrant’s By-laws provides as follows:
     The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of any other enterprise which any director or officer of the Corporation served in any capacity, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served such other enterprise in any capacity at the request of the Corporation. Expenses incurred by any such person in defending any such action or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action or proceeding promptly upon receipt by it of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied on it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term “corporation” shall include any constituent or subsidiary corporation (including any constituent of a constituent or subsidiary of a subsidiary) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action taken or omitted by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.
     The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Current Report on Form 8-K dated February 12, 2001)

4.2	By-laws of the Registrant, effective August 10, 2007 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated August 15, 2007)

5.1	Opinion of David R. Birk, Esq., Senior Vice President and General Counsel of Avnet, Inc.

10.1	2010 Stock Compensation Plan

23.1	Consent of David R. Birk, Esq. (contained in Exhibit 5.1)

Exhibit No.	Description
23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included on signature page hereto)
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 20, 2010.

AVNET, INC.
By:	/s/ Raymond Sadowski
	Name:	Raymond Sadowski
	Title:	Senior Vice President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and appoints each of Roy Vallee and Raymond Sadowski his or her attorneys-in-fact, for him or her in any and all capacities, to sign any amendments to this S-8 registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 20, 2010 by the following persons in the capacities indicated:

Signature	Title

/s/ Roy Vallee Roy Vallee	Chairman of the Board, Chief Executive Officer and Director

/s/ Eleanor Baum Eleanor Baum	Director

/s/ J. Veronica Biggins J. Veronica Biggins	Director

/s/ Ehud Houminer Ehud Houminer	Director

/s/ Frank R. Noonan Frank R. Noonan	Director

/s/ Ray M. Robinson Ray M. Robinson	Director

Signature	Title

/s/ William H. Schumann III William H. Schumann III	Director

/s/ William P. Sullivan William P. Sullivan	Director

/s/ Gary L. Tooker Gary L. Tooker	Director

/s/ Raymond Sadowski Raymond Sadowski	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Current Report on Form 8-K dated February 12, 2001)

4.2	By-laws of the Registrant, effective August 10, 2007 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated August 15, 2007)

5.1	Opinion of David R. Birk, Esq., Senior Vice President and General Counsel of Avnet, Inc.

10.1	2010 Stock Compensation Plan

23.1	Consent of David R. Birk, Esq. (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included on signature page hereto)